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                                                   May 18, 1998



Arol I. Buntzman
325 Mile Square Road
Yonkers, New York 10701



Dear Arol:

         This will supplement our agreement dated March 4, 1997 regarding the shares of Educational Video Conferencing, Inc. ("EVC") owned by me. You will not have the option to purchase such shares if I leave the employ of EVC on account of my death, permanent disability or termination of employment by EVC without cause.


                                               Sincerely yours,


                                               /s/ John J. McGrath
                                               -------------------
                                               John J. McGrath

AGREED:


/s/ Arol I. Buntzman
-----------------------------------
Arol I. Buntzman